Exhibit 99.1

ADMINISTAFF ANNOUNCES RESULTS FOR
FOURTH QUARTER AND FULL YEAR

•	2008 EBITDA Exceeds $87 Million on Net Income of $46 Million
•	2008 Working Capital Increases to $98 Million
•	2008 Dividends and Share Repurchases Exceed $50 Million

HOUSTON – Feb. 9, 2009 – Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today announced results for the fourth quarter and year ended December 31, 2008.  The company reported fourth quarter net income of $9.7 million and diluted earnings per share of $0.39, down from $13.3 million and $0.50 in the 2007 quarter.  For the full year, the company reported net income and diluted net earnings per share of $45.8 million and $1.79, compared to $47.5 million and $1.74 in 2007.  Lower interest rates negatively impacted investment income, the discounting of workers’ compensation reserves, and the effective income tax rate by $0.06 per share in the fourth quarter and $0.19 per share for the full year 2008 when compared to the respective periods in 2007.

“We are very pleased with Administaff’s financial performance in 2008 against the backdrop of a deteriorating economic climate,” said Paul J. Sarvadi, Administaff chairman and chief executive officer.  “While the growth of our sales staff is encouraging, we have taken a conservative approach to our 2009 operating plan given the recent weakness in the labor market and the near-term outlook for the economy.”

Fourth Quarter Results

Revenues for the fourth quarter of 2008 increased 5.9% over the 2007 period to $426.0 million, due to a 2.9% increase in the average number of worksite employees paid per month and a 3.0% increase in revenues per worksite employee per month.

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Administaff, Inc.

Gross profit increased 3.8% over the fourth quarter of 2007 to $87.6 million, due to the growth in the average number of worksite employees paid and an increase in the average gross profit per worksite employee per month from $244 in the 2007 period to $246 in the 2008 period.

Operating expenses for the quarter increased 10.3% to $73.1 million, largely attributable to salaries and wages associated with sales staffing levels and increased marketing efforts.

Operating income for the fourth quarter of 2008 decreased 19.8% to $14.5 million, with an average operating income per worksite employee per month of $41 compared to $52 in the 2007 period.

EBITDA for the fourth quarter was $19.6 million.  Cash outlays included share repurchases of $18.5 million, capital expenditures of $4.1 million and dividends of $3.3 million.

Full Year Results

Revenues in 2008 increased 9.8% to $1.7 billion, due to a 6.0% increase in the average number of worksite employees paid and a 3.6% increase in revenues per worksite employee per month.

Gross profit increased 12.4% to $343.7 million.  The average gross profit per worksite employee increased 6.1% to $245 per month compared to $231 in the 2007 period.

Operating expenses increased 14.4% over the 2007 period to $278.8 million.  On a per worksite employee per month basis, operating expenses increased 8.2% to $199 compared to $184 in the 2007 period.

“In 2008 we generated strong cash flow, with EBITDA plus stock-based compensation totaling $98 million,” said Douglas S. Sharp, senior vice-president of finance, chief financial officer and treasurer.  “Our strong cash flow model combined with a debt-free balance sheet provides a solid foundation from which to manage through these tough economic times.”

The resulting operating income for the year ended December 31, 2008, increased 4.4% to $65.0 million compared to $62.2 million in the 2007 period, with an average monthly operating income per worksite employee of $46 in 2008 compared to $47 in 2007.

During 2008, the company generated $87.7 million of EBITDA and returned $50.5 million to shareholders, including share repurchases of $38.1 million, and dividends of $12.4 million. Working capital at December 31, 2008, was $98.4 million.

Administaff will be hosting a conference call today at 10 a.m. EST to discuss these results, give guidance for the first quarter and full year 2009 and answer questions from investment analysts.  To listen in, call 800-688-0796 and use passcode 38462563.  The call will also be webcast at http://www.administaff.com.  To access the webcast, click on the Investor Relations section of the Web site and select “Live Webcast.”  The conference call script and company guidance will be available at the same Web site later today.  A replay of the conference call will be available at 888-286-8010, passcode 27419331, for two weeks after the call.  The webcast will be archived for one year.

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Administaff, Inc.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity.  The company operates 51 sales offices in 24 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties.  In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results.  We base the forward-looking statements on our current expectations, estimates and projections.  These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate.  Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) changes in our direct costs and operating expenses including, but not limited to, increases in health insurance costs and workers’ compensation rates and underlying claims trends, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of our operations; (iv) the effectiveness of our sales and marketing efforts; (v) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; and (vi) our liability for worksite employee payroll and benefits costs.  These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission.  Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	December 31,	December 31,
	2008	2007

Assets
Cash and cash equivalents	$252,190	$135,793
Restricted cash	36,466	35,318
Marketable securities	225	74,880
Accounts receivable	125,093	134,834
Prepaid expenses and other current assets	35,646	28,668
Income taxes receivable	—	3,918
Total current assets	449,620	413,411

Property and equipment, net	89,339	77,941
Deposits	68,020	63,720
Other assets	9,861	5,579
Total assets	$616,840	$560,651

Liabilities and Stockholders’ Equity
Accounts payable	$3,007	$5,236
Payroll taxes and other payroll deductions payable	123,666	113,929
Accrued worksite employee payroll expense	129,954	110,406
Accrued health insurance costs	14,715	19,297
Accrued workers’ compensation costs	38,028	37,150
Other accrued liabilities	35,187	28,518
Current portion of capital lease obligations	537	629
Income tax payable	4,157	—
Deferred income taxes	1,956	1,066
Total current liabilities	351,207	316,231

Capital lease obligations	—	537
Accrued workers’ compensation costs	46,589	39,116
Deferred income taxes	10,565	6,092
Total noncurrent liabilities	57,154	45,745

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	139,415	138,640
Treasury stock, cost	(147,952)	(123,600)
Accumulated other comprehensive income, net of tax	—	5
Retained earnings	216,707	183,321
Total stockholders’ equity	208,479	198,675
Total liabilities and stockholders’ equity	$616,840	$560,651

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)

	Three months ended December 31,			Year ended December 31,
	2008	2007	Change	2008	2007	Change

Operating results:
Revenues (gross billings of $2.803 billion, $2.655 billion, $10.372 billion and $9.437 billion, less worksite employee payroll cost of $2.377 billion, $2.253 billion, $8.648 billion and $7.867 billion, respectively)	$425,985	$402,081	5.9%	$1,724,434	$1,569,977	9.8%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	338,413	317,735	6.5%	1,380,695	1,264,055	9.2%
Gross profit	87,572	84,346	3.8%	343,739	305,922	12.4%
Operating expenses:
Salaries, wages and payroll taxes	39,759	34,753	14.4%	153,538	131,648	16.6%
Stock-based compensation	2,340	1,885	24.1%	9,970	7,513	32.7%
General and administrative expenses	17,044	16,655	2.3%	69,348	62,453	11.0%
Commissions	3,086	3,068	0.6%	12,665	11,795	7.4%
Advertising	6,668	5,009	33.1%	17,666	14,143	24.9%
Depreciation and amortization	4,174	4,905	(14.9)%	15,570	16,156	(3.6)%
Total operating expenses	73,071	66,275	10.3%	278,757	243,708	14.4%
Operating income	14,501	18,071	(19.8)%	64,982	62,214	4.4%

Other income (expense):
Interest income	947	2,777	(65.9)%	7,057	11,718	(39.8)%
Interest expense	(12)	(24)	(50.0)%	(66)	(111)	(40.5)%
Other, net	24	(395)	106.1%	44	(382)	111.5%
	959	2,358	(59.3)%	7,035	11,225	(37.3)%
Income before income tax expense	15,460	20,429	(24.3)%	72,017	73,439	(1.9)%
Income tax expense	5,752	7,129	(19.3)%	26,237	25,947	1.1%
Net income	$9,708	$13,300	(27.0)%	$45,780	$47,492	(3.6)%
Diluted net income per share of common stock	$0.39	$0.50	(22.0)%	$1.79	$1.74	2.9%
Diluted weighted average common shares outstanding	24,935	26,509		25,577	27,264

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)

	Three months ended			Year ended
	December 31,			December 31,
	2008	2007	Change	2008	2007	Change

Statistical data:
Average number of worksite employees paid per month	118,748	115,451	2.9%	116,957	110,291	6.0%
Revenues per worksite employee per month (1)	$1,196	$1,161	3.0%	$1,229	$1,186	3.6%
Gross profit per worksite employee per month	246	244	0.8%	245	231	6.1%
Operating expenses per worksite employee per month	205	191	7.3%	199	184	8.2%
Operating income per worksite employee per month	41	52	(21.2)%	46	47	(2.1)%
Net income per worksite employee per month	27	38	(28.9)%	33	36	(8.3)%

(1) Gross billings of $7,867, $7,667, $7,391 and $7,130 per worksite employee per month, less payroll cost of $6,671, $6,506, $6,162 and $5,944 per worksite employee per month, respectively.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended			Year ended
	December 31,			December 31,
	2008	2007	Change	2008	2007	Change

Payroll cost (GAAP)	$2,376,606	$2,253,438	5.5%	$8,647,774	$7,866,792	9.9%
Less: Bonus payroll cost	331,909	346,143	(4.1)%	809,474	845,149	(4.2)%
Non-bonus payroll cost	$2,044,697	$1,907,295	7.2%	$7,838,300	$7,021,643	11.6%

Payroll cost per worksite employee (GAAP)	$6,672	$6,506	2.6%	$6,162	$5,944	3.7%
Less: Bonus payroll cost per worksite employee	932	999	(6.7)%	577	639	(9.7)%
Non-bonus payroll cost per worksite employee	$5,740	$5,507	4.2%	$5,585	$5,305	5.3%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees.  Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program.  As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007

Net income (GAAP)	$9,708	$13,300	$45,780	$47,492
Interest expense	12	24	66	111
Income tax expense	5,752	7,129	26,237	25,947
Depreciation and amortization	4,174	4,905	15,570	16,156
EBITDA	$19,646	$25,358	$87,653	$89,706
Stock-based compensation	$2,340	$1,885	$9,970	$7,513
	$21,986	$27,243	$97,623	$97,219

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense.  Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

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Administaff, Inc.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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